Exhibit 10.7(ii)

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (“Amendment”) between Weijie Yun (“Employee”) and Telegent Systems, Inc., a Cayman Islands corporation (the “Company”) dated May 1, 2004, is made on this 30th day of December, 2008.

RECITALS

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated May 1, 2004, attached hereto as Exhibit A (the “Employment Agreement”),

WHEREAS, the parties desire to amend Sections 2(i) and (ii), 3(b) and 4 of the Employment Agreement and to add a new Section 7(l) to ensure full documentary compliance with applicable provisions of Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

NOW, THEREFORE, the Company and Employee agree to amend the Employment Agreement as follows:

AMENDMENTS

The parties agree as follows:

1. The first sentence of Section 2(i)(b) of the Employment Agreement is revised to read as follows:

“(b) Involuntary Resignation or Termination without Cause. If the Employee resigns as a result of an Involuntary Resignation or if the Company terminates the Employee’s employment without Cause, and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”, then, subject to satisfaction of the release requirements set forth in Section 2(v) below, Employee shall be entitled to the following benefits:”

2. Section 2(i)(b)(2) of the Employment Agreement is revised to read as follows:

“(2) Severance. A lump sum cash payment in an amount equal to six (6) months of the sum of Employee’s then current base salary and pro-rated portion of his target annual bonus, if any, payable following the termination date as set forth in Section 2(v) below;”

3. The first sentence of Section 2(ii)(b) of the Employment Agreement is revised to revised to read as follows:

“(b) Involuntary Resignation or Termination without Cause. If the Employee resigns as a result of an Involuntary Resignation or if the Company terminates the Employee’s employment without Cause, and such termination constitutes a Separation from Service, then, subject to satisfaction of the release requirements set forth in Section 2(v) below, Employee shall be entitled to the following benefits:”

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4. Section 2(ii)(b)(2) of the Employment Agreement is revised to read as follows:

“(2) Severance. A lump sum cash payment in an amount equal to twelve (12) months of the sum of the Employee’s then current base salary and pro-rated portion of his target annual bonus, if any, payable following the termination date as set forth in Section 2(v) below;”

5. A new Section 2(v) is added to the Employment Agreement to read as follows:

“(v) Release of Claims Agreement. As a condition to Employee’s receipt of the benefits described in Sections 2(i)(b) and 2(ii)(b) above, Employee is required to execute, and allow to become effective, a mutually acceptable separation agreement including a general release of claims with respect to the Company or its successor and related parties (the “Release”) not later than sixty (60) days (or such earlier time period as is specified in the Release) following Employee’s Separation from Service. Unless the Release is timely executed by Employee, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), Employee will not receive any of the severance benefits provided for under this Agreement. In no event will benefits be provided to Employee until the Release becomes effective. Any severance benefit that otherwise would have been payable to Employee prior to the Release Date shall be paid in full arrears within ten (10) business days following the Release Date, but in no event later than the 15th day of the 3rd month following the later of the end of the Company’s fiscal year or the calendar year in which the applicable event occurs.”

6. This Amendment amends and restates the definition of “Involuntary Resignation” in Section 3(b) of the Employment Agreement to read in its entirety as follows:

“(b) Involuntary Resignation. “Involuntary Resignation” shall mean Employee’s voluntary resignation within 60 days of the occurrence of any of the following events which occurs without his consent and after having provided to the Company written notice of such event and as least thirty (30) days to cure it: (i) a reduction of Employee’s then total current compensation by more than 10%, or (ii) Employee’s refusal to relocate to a location more than 30 miles from the Company’s current location.”

7. The following sentence is added at the end of Section 4(a) of the Employment Agreement:

“In the event that a reduction in severance benefits is required under this section 4(a), such reduction shall occur in the following order: (1) reduction of cash payments, (2) reduction or cancellation of accelerated vesting of stock options and restricted stock and (3) reduction of other benefits (if any) payable to Employee. If the acceleration of vesting of equity awards is to be cancelled, it will be cancelled in the reverse order of the date of grant.”

8. A new Section 7(l) related to compliance with Code Section 409A is added to the Employment Agreement in its entirety as follows:

“Code Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed

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commencement of any portion of the severance benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7(l) shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance benefits payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.”

4. Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect and shall not be modified or altered in any other way pursuant to this Amendment.

5. Each of the Company and Employee acknowledges and represents that, in executing this Amendment, such party has had the opportunity to seek advice as to its legal rights from legal counsel and such party has read and understood all of the terms and provisions of this Amendment. This Amendment shall not be construed against any party by reason of the drafting or preparation thereof.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

TELEGENT SYSTEMS, INC.		WEIJIE YUN

By:	/s/ Geoff Ribar	By:	/s/ Weijie Yun
	(Signature)		Weijie Yun

Name:	Geoff Ribar

Title:	cfo

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